EXHIBIT 10.3

Amended and Restated Lease Agreement

This Amended and Restated Lease Agreement, dated as of 26 June, 2013, hereby amends and restates in its entirety the Lease Agreement entered into on March 2, 2013 between Leszek Piekut (the “Lesser”) and Altimo Group Corp. (the “Lessee”).

The following sets forth the agreement of the parties hereto with regard to the lease by Lesser to Lessee of the Leased Premises:

1.	The Leased Premises area covers approximately 6 (six) square meters. The Leased Premises is located on the first floor of the building at St. Rynek Staromiejski 36/38, Bydgoszcz, 85-001, Poland.

2.	The Agreement shall be for a term of three (3) years, starting on March 2, 2013 and ending on March 2, 2016.

3.
Lessee has the option to renew the lease term for an additional term of two (2) years by giving the Lesser written notice on or before ninety (90) days before the expiration of the term of this lease. The renewal lease is to be upon the same terms, covenants, and conditions contained in this Lease except as to rent as provided in Section 4 below, which shall be negotiated by the parties prior to any renewal term hereof.

4.
The annual rent for the term of the lease shall be $3,600 plus applicable taxes payable in advance on the first day of every month, and shall be paid in twelve (12) equal and consecutive installments of $300 each plus applicable taxes.

5.
A late charge of $10 per day shall be paid as additional rental for any rental payment delivered or received more than three (3) days after the first day of any calendar month during the term of this lease.

6.
Lessor agrees to provide, at its expense, to or for the Leased Premises, adequate heat, electricity, water, air conditioning, ventilation, replacement light tubes, trash removal service, and sewage disposal service, in such quantities and at such times as is necessary to Lessee's comfortable and reasonable use of the Leased Premises.

8.
Any holding over after the expiration of the term of this lease shall be deemed to constitute a tenancy from month to month only, and shall be on the same terms and conditions as specified in this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written

LESSOR:

By:
Leszek Piekut

LESSEE:

ALTIMO GROUP CORP.

By:
Marek Tomaszewski, President